Exhibit 5.1

Mayer Brown LLP

1675 Broadway

New York, NY 10019

August 26, 2010

Envestnet, Inc.

35 East Wacker Drive, Suite 2400

Chicago, Illinois 60601

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Envestnet, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 7,814,590 shares of the Company’s common stock, par value $0.005 per share (the “Shares”), issuable pursuant to the Company’s 2004 Stock Incentive Plan (the “2004 Plan”) and 2010 Long-Term Incentive Plan (the “2010 Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the 2004 Plan and the 2010 Plan, will be validly issued, fully paid and nonassessable. We are opining herein as to General Corporation Law of the State of Delaware, including all applicable Delaware statutory provisions of law and the reported judicial decisions interpreting these laws, and we express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Mayer Brown LLP